Exhibit 99.1

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND

Minneapolis, MN (January 29, 2025)  -  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders. The quarterly dividend of $0.90 per share will be paid March 3, 2025 to shareholders of record on the close of business on February 12, 2025.  Future dividends will be subject to Board approval.

Winmark - the Resale Company®, is a nationally recognized franchising business focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At December 28, 2024, there were 1,350 franchises in operation and over 2,800 available territories.  An additional 79 franchises have been awarded but are not open.